Exhibit 23(a)(ii) under Form N-1A
                                          Exhibit 3(i) under Item 601/Reg. S-K

                           THE 59 WALL STREET TRUST
               CERTIFICATE OF AMENDMENT TO DECLARATION OF TRUST

      The undersigned, constituting a majority of the Trustees of The 59 Wall Street Trust (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, pursuant to a Declaration of Trust, amended and restated as of October 23, 1989 (the "Declaration"), do hereby certify, as provided by the provisions of the first sentence of Section 9.3(a) of the Declaration, by vote duly adopted by a majority of the shareholders of the Trust on October 22, 1999, and by a majority of the Trustees on August 10, 1999, that Section 1.2 was duly amended and restated as follows:

            "Independent Trustees" shall mean those Trustees who are not "interested persons" of the Trust as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended.

and that Sections 2.2, 2.3 and 2.4 of Article II were duly amended and restated as follows:

            Section 2.2.      Election  and  Term.   The  Trustees   shall  be
      elected by a Majority Shareholder Vote at the first meeting of Shareholders following the initial public offering of Shares of the Trust. Subject to the provisions of Section 16(a) of the 1940 Act, the Trustees may elect their own successors and may, pursuant to Section
      2.4 hereof, appoint Trustees to fill vacancies. A Trustee shall hold office until he or she attains the age of seventy (except with respect to Trustees who are elected as Trustees prior to January 1, 2000, until he or she attains the age of seventy-two), or until he or she sooner dies, resigns or is removed as provided in Section 2.3 below. The
      Trustees shall adopt By-Laws not inconsistent with this Declaration or any provision of law to provide for election of Trustees by Shareholders at such time or times as the Trustees shall determine to be necessary or advisable.

            Section 2.3. Resignation and Removal. Any Trustee may resign his trust (without need for prior or subsequent accounting) by an instrument in writing signed by him and delivered to the other Trustees and such resignation shall be effective upon such delivery, or at a later date according to the terms of the instrument. Any of the Trustees may be removed (provided that the aggregate number of Trustees after such removal shall not be less than the number required by
      Section 2.1 hereof) with or without cause, by the action of three-quarters of the remaining Trustees who are Independent Trustees. In addition, no Trustee shall continue to serve as such after the holders of not less than two-thirds of the outstanding Shares have declared that he be removed from that office either by declaration in writing filed with the Custodian or by votes cast in person or by proxy at a meeting called for that purpose. Upon the resignation or removal of a Trustee, or his otherwise ceasing to be a Trustee, he shall execute and deliver such documents as the remaining Trustees shall require for the purpose of conveying to the Trust or the remaining Trustees any Trust Property held in the name of the resigning or removed Trustee. Upon the incapacity or death of any Trustee, his legal representative shall execute and deliver on his behalf such documents as the remaining Trustees shall require as provided in the preceding sentence.


            Section 2.4. Vacancies. The term of office of a Trustee shall terminate and a vacancy shall occur in the event of the expiration of the term of office pursuant to Section 2.2 hereof, attainment of the age seventy (except with respect to Trustees who are elected as Trustees prior to January 1, 2000, attainment of the age of seventy-two), the death, resignation, removal, bankruptcy, adjudicated incompetence or other incapacity to perform the duties of the office of a Trustee. No such vacancy shall operate to annul the Declaration or to revoke any existing agency created pursuant to the terms of the
      Declaration. In the case of an existing vacancy, including a vacancy existing by reason of an increase in the number of Trustees, subject to the provisions of Section 16(a) of the 1940 Act, the remaining Trustees or, prior to the public offering of Shares of the Trust, if only one Trustee shall then remain in office, the remaining Trustee, shall fill such vacancy by the appointment of such other person as they or he, in their or his discretion shall see fit, made by a written instrument signed by a majority of the remaining Trustees or by the remaining Trustee, as the case may be. Any such appointment shall not become effective, however, until the person named in the written instrument of appointment shall have accepted in writing such appointment and agreed in writing to be bound by the terms of the Declaration. An appointment of a Trustee may be made in anticipation of a vacancy to occur at a later date by reason of retirement, resignation or increase in the number of Trustees, provided that such appointment shall not become effective prior to such retirement, resignation or increase in the number of Trustees. Whenever a vacancy is filled as provided in this
      Section 2.4, the Trustees in office, regardless of their number, shall have all the powers granted to the Trustees and shall discharge all the duties imposed upon the Trustees by the Declaration. A written instrument certifying the existence of such vacancy signed by a majority of the Trustees shall be conclusive evidence of the existence of such vacancy.

      IN WITNESS WHEREOF, the undersigned have executed this Certificate this 22nd day of October, 1999.


/s/ J. V. Shields, Jr.              /s/ Alan G. Lowy
J. V. Shields, Jr.                  Alan G. Lowy

/s/ D. P. Feldman                   /s/ Eugene P. Beard
David P. Feldman                    Eugene P. Beard

/s/ Arthur D. Miltenberger
Arthur D. Miltenberger

                           THE 59 WALL STREET TRUST

               Redesignation of Series of Shares of Beneficial
                       Interest, No Par Value Per Share

      The undersigned, being a duly elected, qualified and acting Trustee of The 59 Wall Street Trust (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, DO HEREBY CERTIFY that, at a meeting held on November 9, 2001, the Trustees of the Trust (the "Trustees"), acting pursuant to Section 9.3(a) of the Declaration of Trust, amended and restated as of October 23, 1989 (the "Declaration of Trust"), duly approved and adopted the following resolutions as actions of the Trustees:

RESOLVED, That the name "The 59 Wall Street Trust" be, and it hereby is, changed to "BBH Trust" (the "Trust"), and that the name of each series of the Trust be, and it hereby is, changed as follows: (i) from "The 59 Wall Street Money Market Fund" to "BBH Money Market Fund", (ii) from "The 59 Wall Street U.S. Treasury Money Fund" to "BBH U.S. Treasury Money Fund", (iii) from "The 59 Wall Street Tax-Exempt Money Fund" to "BBH Tax-Exempt Money Fund", and
(iv) from "The 59 Wall Street Tax Free Short/Intermediate Fixed Income Fund" to "BBH Tax Free Short/Intermediate Fixed Income Fund";

FURTHER
RESOLVED, That the preceding resolution shall constitute an amendment to the Trust's Declaration of Trust and any other organizational or Trust document affected hereby, effective with respect to each of the above-named Funds as of the date that such Fund's disclosure documents are amended to reflect the foregoing name changes; and

      IN WITNESS WHEREOF, the undersigned has executed this Amendment this 27th day of February, 2002.

                                    /s/ Kate T. Alen
                                    Kate T. Alen
                                    Assistant Secretary